Exhibit 99.1

160 CASSELL ROAD BOX 144 HARLEYSVILLE, PA 19438 (215) 723-6751 FAX (215) 723-6758 TRADED: NYSE SYMBOL: MPR	NEWS RELEASE

date:	August 20, 2003
for release:	Immediate
contact:	Raymond J. De Hont, President and Chief Executive Officer

Met-Pro Corporation Announces
Its Sales and Earnings Results
for the Second Quarter Ended 7/31/2003

• Quarter Earnings Per Share Increase 9% Over First Quarter
• First Half Net Income Increases 11% Over Last Year
• Year-to-Date Bookings Increase 14% Over Last Year
• Backlog of Orders Increase 18% Over Same Period Last Year

Harleysville, PA, August 20 - Raymond J. De Hont, President and Chief Executive Officer of Met-Pro Corporation (NYSE - MPR), today announced that second quarter sales were $18.6 million compared to $18.3 million for the same period last year. First half sales totaled $35.6 million compared to $34.5 million for the same period last year.

Net income for the second quarter ended July 31, 2003 totaled $1.6 million compared to $1.4 million for the same period last year, or an increase of 9%. For the first half, net income totaled $2.9 million compared to $2.6 million, an increase of 11%.

For the second quarter, both basic and diluted earnings per share were up $.02 to $.25, an increase of 9% over the $.23 earned during the second quarter of last year. For the first half, both basic earnings per share and diluted earnings per share were $.47 compared to $.43 earned during last year's first half.

Bookings of new orders for the first half ended July 31,2003 totaled $38.8 million compared to $33.9 million for the same period last year, an increase of 14%.

In making this announcement De Hont stated that, "we are pleased with our second quarter performance in the face of a difficult economy. Met-Pro ends the second quarter with a backlog of orders totaling $20.0 million compared to $17.0 million for the same period of last year, an increase of 18%. A high percentage of this backlog is scheduled to be shipped during the current fiscal year."

De Hont also stated that, "we all continue to hear predictions that the third and fourth quarters will see increased business activity and we are hopeful that this will be the case. Regardless of the level of activity presented to us by the economy, Met-Pro's strong backlog and increased quotation activity give us optimism about our prospects for the third quarter and the full fiscal year."

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a manufacturer of air and water pollution control systems; fume scrubbers and odor control equipment; fluid handling equipment for corrosive, abrasive and high temperature liquids; filter products for drinking water, industrial and custom applications; wet and dry particulate dust collectors; specialty chemicals for controlling corrosion and reducing lead/copper in public drinking water; and state-of-the-art fans for laboratory and clean room applications.

Continued Page 2

Met-Pro Corporation/Page 2

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

Three Months Ended	Six Months Ended
July 31,	July 31,
	2003	2002	2003	2002

Net sales	$18,626,209	$18,278,083	$35,628,478	$34,471,963
Cost of goods sold	11,977,741	12,101,609	22,745,043	22,766,658

Gross profit	6,648,468	6,176,474	12,883,435	11,705,305

Operating expenses
Selling	1,891,418	1,868,673	3,810,466	3,643,497
General and administrative	2,337,171	2,023,639	4,555,488	3,847,768

Income from operations	2,419,879	2,284,162	4,517,481	4,214,040

Interest expense	(111,719)	(129,749)	(227,797)	(250,743)
Other income, net	67,657	53,012	131,720	119,330

Income before taxes	2,375,817	2,207,425	4,421,404	4,082,627

Provision for taxes	807,778	774,259	1,503,277	1,449,333

Net income	$1,568,039	$1,433,166	$2,918,127	$2,633,294

Basic earnings per share	$.25	$.23	$.47	$.43
Diluted earnings per share	$.25	$.23	$.47	$.43

Average common shares outstanding:
Basic shares	6,216,369	6,131,136	6,216,369	6,146,130
Diluted shares	6,258,689	6,181,889	6,262,786	6,193,553

Condensed Consolidated Balance Sheet
(unaudited)

	July 31,	January 31,
	2003	2003

Assets
Current assets	$44,222,897	$40,631,745
Property, plant and equipment, net	11,754,640	11,950,422
Costs in excess of net assets of
business acquired, net	20,798,913	20,798,913
Other assets	341,995	373,591

Total assets	$77,118,445	$73,754,671

Liabilities and stockholders’ equity
Current liabilities	$12,105,900	$9,750, 309
Long-term debt	6,091,965	7,111,995
Other liabilities	882,142	846,482

Total liabilities	19,080,007	17,708,786

Stockholders’ equity	58,038,438	56,045,885

Total liabilities and stockholders’ equity	$77,118,445	$73,754,671

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Met-Pro Corporation/Page 3

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Six Months Ended July 31,
	2003	2002

Net sales
Product recovery/pollution control equipment	$23,758,091	$22,568,507
Fluid handling equipment	11,870,387	11,903,456

	$35,628,478	$34,471,963

Income from operations
Product recovery/pollution control equipment	$3,192,833	$2,707,279
Fluid handling equipment	1,324,648	1,506,761

	$4,517,481	$4,214,040

	July 30,	January 31,
	2003	2003

Identifiable assets
Product recovery/pollution control equipment	$41,888,221	$41,396,626
Fluid handling equipment	19,025,091	18,417,187

	60,913,312	59,813,813
Corporate	16,205,133	13,940,858

	$77,118,445	$73,754,671

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to the cancellation of purchase orders, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Contact:	Raymond J. De Hont, President and Chief Executive Officer
215-723-6751, Fax: 215-723-6758
E-mail:mpr@met-pro.com